UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 3, 2013

ACTIVE HEALTH FOODS, INC.
(Exact name of registrant as specified in its charter)

California	000-54388	55-0873295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6185 Magnolia Ave., Suite 403, Riverside, CA	92506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (951) 360-9970

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ACTIVE HEALTH FOODS, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On August 30, 2013, CEO and President Gregory Manos entered into an agreement to sell all of his Active Health Foods, Inc. shares to World of Wellness, Inc., a Nevada corporation.

Gregory Manos has resigned as CEO, to be replaced by E. Robert Gates, PhD.  Dr. Gates has over 45 years of experience as a business consultant and senior executive in a myriad of fields. Over his long career, he has served as President and Chief Executive Officer of several companies. In addition to be being an early stage management consultant, Dr. Gates has been successful in both domestic and international fund raising. He was the co-inventor and the recipient of two patents in the phyto-chemistry field.  Dr. Gates received, a Ph.D. in Management from the California Coast University in 1986; an M.B.A.  in Business Administration from the California Coast University in 1984; and a Bachelor of Science in Business Administration from the California Coast University in 1983. In addition, Mr. Gates attended the University of Hawaii, School of Tropical Agriculture from 1964 to 1965 and Arkansas State University from 1960 to 1962.   Dr. Gates hold memberships in the Masonic Lodge, Scottish Rite and is a Shriner. He is an member of the International Honor Society, Delta Epsilon Tau which requires a 3.5 grade point average in graduate work.

Gregory Manos will remain as President and Secretary of Active Health Foods, Inc.

The present Board of Directors will consist of Dr. E. Robert Gates and Gregory Manos.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE HEALTH FOODS, INC.
Date: September 3, 2013	By:	/s/ Gregory Manos
Gregory Manos President